Exhibit 99.1

NEWS RELEASE	Contacts:
Lisa McCormick, Investor Relations
304.367.8697

Aly Goodwin Gregg, Media
304.285.0002

MVB Financial Corp. Reports Positive Third Quarter 2013 Earnings

With Continued Growth in Loans and Strategic Investments

FAIRMONT, W.Va., (November 12, 2013 ) — MVB Financial Corp., (OTC Markets Group OTCQB: MVBF), and its subsidiary bank, MVB Bank, Inc., (MVB), today announced quarterly results for the period ending September 30, 2013. Net income for the nine month period in 2013 was $3.43 million, an increase of 26 percent compared to the same period of 2012.

The continued strong performance in the 2013 third quarter is due primarily to overall growth in deposits, loans and total assets compared to the 2012 third quarter and the second quarter of 2013. During the third quarter, MVB continued to pursue and act upon strategic investment opportunities aimed at long term growth in the retail and commercial markets.

Total deposits of $620 million during the first three quarters of 2013 reflect a 35.5 percent increase compared to the same period of 2012.

During the third quarter, MVB reduced the ownership percentage, from 50 percent to 25 percent, of a mortgage loan processing entity, Lender Service Provider, LLC (“LSP”), that was acquired with subsidiary, Potomac Mortgage Group, which now does business as MVB Mortgage, with the addition of two new members to LSP. This transaction will reduce MVB’s on-going mortgage processing costs by adding additional volume to the LSP mortgage processing entity and also witnessed MVB recognizing revenue on the sale of the membership interest.

MVB’s net interest income for the third quarter of 2013 was $4.7 million, or an increase of 7.3 percent over the same period in 2012. Total loans for the nine month period in 2013 grew by $76 million, or an increase of 17 percent, compared to the end of September 2012. Expenses increased commensurately in the third quarter this year compared to a year ago due to organic and acquired growth, as well as for expenses related to strategic acquisition activity and the previously referenced equity sale related to the loan processing entity.

MVB’s nonperforming loan ratio remains among the lowest in the country. In fact, MVB Bank has consistently received the highest Superior 5-Star Rating from Bauer Financial, Inc. during the past several years for the overall safety, soundness and quality of the bank, which ranks among the best in the industry.

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Organic growth plans for MVB Bank are on track, including a new branch location in the Fairmont, West Virginia market and an expanded presence in Charleston, West Virginia. MVB Mortgage continues to generate positive results despite the sharp increase in mortgage rates. MVB Insurance is rapidly building a presence in its markets and will be an important source for generating non-interest revenues.

“While our third quarter results are strong, we remain focused on sustainable growth opportunities and profitability with regard to strategic investments as well as expense control opportunities,” said Larry F. Mazza, CEO, MVB Financial Corp. “We continue to manage our growth and look forward to integrating a new market into MVB and to continue to analyze every aspect of our operations and test out strategic assumptions to ensure our ‘growth with quality’ strategy,” added Mazza.

Notably, building on this strategy, in the fourth quarter MVB recently announced an asset purchase of CFG Community Bank that will strengthen MVB Bank’s presence in the Washington/Baltimore metropolitan region, by adding three new bank locations in metro-Baltimore, Md., thus leveraging MVB’s footprint in Northern Virginia and the Eastern Panhandle of West Virginia. This transaction, which is subject to regulatory approval prior to closing, is expected to be immediately accretive to MVB earnings.

About MVB Financial Corp.

MVB Financial Corp. (“MVB” or “MVB Financial”; OTCQB: MVBF) was formed on January 1, 2004 as a bank holding company and, effective December 19, 2012, elected to become a financial holding company. MVB Financial features multiple subsidiaries and affiliated businesses, including MVB Bank, Inc. ( “MVB Bank”), Potomac Mortgage Group, Inc. (“PMG” or “MVB Mortgage”), and MVB Insurance, LLC (“MVB Insurance”). The Company’s principal executive offices are located at 301 Virginia Avenue, Fairmont, W.Va., 26554-2777, and its telephone number is (304) 363-4800. For additional information regarding MVBF visit ir.mvbbanking.com.

The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.

Forward-Looking Statements

All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the actual results of MVB Financial Corp. (“MVB Financial” or the “Company”) differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (ix) changes in other regulations and government policies affecting bank holding companies and their subsidiaries including changes in monetary policies may negatively impact the Company’s operating results; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act may adversely affect the Company; (xi) the risk that the benefits from the acquisition of certain assets and assumption of certain liabilities of CFG Community Bank may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement and the degree of competition in the geographic and business areas in which MVB Bank, Inc. (“MVB Bank”) and CFG Community Bank operate; (xii) the reaction of the MVB Bank and CFG Community Bank customers, employees and counterparties to the acquisition and integration; (xiii) the integration of the operations of MVB Bank and CFG Community Bank may be more difficult, costly or time-consuming than expected; (xiv) the risk that the new investments to support the growth of MVB Insurance, LLC (“MVB Insurance”) may not be fully realized or may take longer than expected due to general economic and market conditions; (xv) diversion of management time on acquisition or diversified growth issues; and, (xvi) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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